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                                                                    EXHIBIT 99.1
                     Crown Vantage Stock To Begin Trading
                         On OTC Bulletin Board June 21

     OAKLAND, Calif., June 18, 1999 - Crown Vantage Inc. said today that its common stock will be available for immediate quotation on the NASD Over-The-Counter Bulletin Board (OTCBB) on Monday, June 21.

     The announcement follows notification after the close of the market today by the Nasdaq National Market that the company's securities, traded as CVAN, were delisted with the close of business today. As announced previously, Crown Vantage stock needed to reach a minimum bid price of $5 by June 18, 1999 to remain eligible for trading on the National Market.

     Those interested in Crown Vantage stock should contact their brokers. The OTCBB currently provides access to more than 6,500 securities.

     Crown Vantage makes and markets specialized papers for printing, publishing, packaging and converting at its 10 pulp and paper mills in the United States and Scotland. It had sales in 1998 of $851 million. More information is available on the Internet at www.crownvantage.com.

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